Exhibit 99.3

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2012, the date we filed our 2011 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in segments, the change in accounting principle, and the adoption of a new accounting standard as described in the Form 8-K and set forth in Exhibits 99.1 through 99.6 attached thereto. You should therefore read this information in conjunction with the 2011 Form 10-K and subsequent amendments on Form 10-K/A and with our reports filed with the Securities and Exchange Commission after February 28, 2012.

PART II

ITEM 6. SELECTED FINANCIAL DATA

The following table presents selected financial data of Sempra Energy for the five years ended December 31, 2011. The data is derived from our audited consolidated financial statements. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 (Exhibit 99.4 of this report) and the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained in Part II, Item 8 (Exhibit 99.5 of this report).

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA FOR SEMPRA ENERGY
(In millions, except for per share amounts)
	At December 31 or for the years then ended
	2011(1)	2010(1)	2009(1)	2008(1)	2007
Sempra Energy Consolidated
Revenues
Utilities:
Natural gas	$4,489	$4,491	$4,002	$5,573	$4,968
Electric	3,833	2,528	2,419	2,553	2,184
Energy-related businesses	1,714	1,984	1,685	2,632	4,286
Total revenues	$10,036	$9,003	$8,106	$10,758	$11,438

Income from continuing operations	$1,381	$703	$1,122	$1,061	$1,118
(Earnings) losses from continuing operations attributable
to noncontrolling interests	(42)	16	7	55	17
Preferred dividends of subsidiaries	(8)	(10)	(10)	(10)	(10)
Income from continuing operations attributable
to common shares	$1,331	$709	$1,119	$1,106	$1,125

Net income	$1,381	$703	$1,122	$1,061	$1,092
Earnings attributable to common shares	$1,331	$709	$1,119	$1,106	$1,099
Attributable to common shares:
Income from continuing operations
Basic	$5.55	$2.90	$4.60	$4.47	$4.34
Diluted	$5.51	$2.86	$4.52	$4.40	$4.26
Earnings
Basic	$5.55	$2.90	$4.60	$4.47	$4.24
Diluted	$5.51	$2.86	$4.52	$4.40	$4.16

Dividends declared per common share	$1.92	$1.56	$1.56	$1.37	$1.24
Return on common equity	14.2%	7.9%	13.2%	13.6%	13.9%
Effective income tax rate	23%	17%	29%	31%	34%
Price range of common shares:
High	$55.97	$56.61	$57.18	$63.00	$66.38
Low	$44.78	$43.91	$36.43	$34.29	$50.95

Weighted average rate base:
SoCalGas	$2,948	$2,860	$2,758	$2,702	$2,642
SDG&E	$5,071	$4,697	$4,362	$4,050	$3,846

AT DECEMBER 31
Current assets	$2,332	$3,363	$2,296	$2,476	$9,964
Total assets	$33,249	$30,231	$28,501	$26,389	$28,717
Current liabilities	$4,152	$3,786	$3,887	$3,612	$9,020
Long-term debt (excludes current portion)	$10,078	$8,980	$7,460	$6,544	$4,553
Short-term debt(2)	$785	$507	$1,191	$913	$1,071
Contingently redeemable preferred stock of subsidiary	$79	$79	$79	$79	$79
Sempra Energy shareholders’ equity	$9,775	$8,990	$9,000	$7,962	$8,339
Common shares outstanding	239.9	240.4	246.5	243.3	261.2
Book value per share	$40.74	$37.39	$36.51	$32.72	$31.93
(1) As adjusted for the retrospective effect of a change in accounting principle as we discuss in Note 1 of the Notes to Consolidated Financial Statements.  This change had no impact at December 31, 2007 or for the year then ended.

(2) Includes long-term debt due within one year.

We discuss the impact of natural gas prices on revenues in 2011, 2010 and 2009 and the changes in our effective income tax rate in 2011 and 2010 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Changes in Revenues, Costs and Earnings.”

On April 6, 2011, we increased our interests in two South American utilities, which are now consolidated. Prior to the acquisition, we accounted for our investments in these entities as equity method investments. On April 30, 2010, we completed an acquisition resulting in the purchase of Mexican pipeline and natural gas infrastructure.  We discuss these acquisitions in Note 3 of the Notes to Consolidated Financial Statements.

On April 1, 2008, we sold our commodities-marketing businesses into a joint venture, and began accounting for these businesses under the equity method. In 2010 and early 2011, we and RBS sold substantially all of the businesses and assets of the joint venture. We discuss these transactions further in Notes 3 and 4 of the Notes to Consolidated Financial Statements.

We discuss litigation and other contingencies in Note 15 of the Notes to Consolidated Financial Statements.

Net Income and Earnings Attributable to Common Shares in 2007 included $26 million in after-tax loss from discontinued operations, primarily due to asset sales.